EXHIBIT 10.1

THE CHEESECAKE FACTORY INCORPORATED

WRITTEN DESCRIPTION OF DIRECTOR FEES
PURSUANT TO
ITEM 601(b)(10)(iii)(A) of Regulation S-K

Each director who is not an employee of The Cheesecake Factory Incorporated receives an annual fee of $15,000 plus $1,000 for each meeting of the Board of Directors that he or she attends. The Coordinating Director receives an additional $1,000 for attending each regularly scheduled meeting of the Board of Directors. The Chairperson of the Audit Committee receives an additional $1,000 for each Audit Committee meeting that he or she attends as chairperson of the committee. Non-employee directors who serve on committees also receive $1,000 for each meeting attended that takes place on a date other than the day of a regularly scheduled meeting of the Board of Directors or committee. Under the terms of the 1997 Non-Employee Director Stock Option Plan, non-employee directors are eligible to receive options to purchase shares of the Company’s common stock.